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EXHIBIT 99.1

WEDNESDAY NOVEMBER 7, 5:11 PM EASTERN TIME

PRESS RELEASE

RADIAN EXTENDS EXPIRATION OF EXCHANGE OFFER

PHILADELPHIA, Nov. 7 /PRNewswire/ -- Radian Group Inc. (NYSE: RDN - news) today announced that it is extending the expiration of its exchange offering for $250,000,000 of its 7.75% debentures due 2011. The offering will now expire at 5:00 p.m. Eastern time on November 26, 2001.
The debentures were privately placed under Rule 144A for $250,000,000 worth of 7.75% debentures due 2011, which have been registered under the Securities Act of 1933. All other terms of the exchange offer, including the right of holders of the existing debentures to withdraw their tenders until the expiration of the exchange offer, remain in effect.
Radian Group Inc., the parent company of Asset Guaranty Insurance Company, Enhance Reinsurance Company, Radian Guaranty Inc. and ExpressClose.com, is a leading credit enhancement and mortgage services provider to the financial and capital markets. The company's products and services provide insurance and reinsurance to investors in corporate, municipal and asset-backed securities; protect lenders against loan default; enable homebuyers to purchase homes more quickly and with smaller downpayments and lower the costs of mortgage origination and servicing. Additional information about Radian and its products and services may be found at www.radianmi.com.